Exhibit 10.2
AMENDMENT NO. 1 TO
CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT (“Amendment”) is made as of the 25th day of September, 2019, by and among ORRSTOWN FINANCIAL SERVICES, INC. (“Orrstown”), ORRSTOWN BANK (the “Bank”) (Orrstown and the Bank are hereinafter collectively referred to as the “Employer”) and THOMAS R. QUINN, JR. (“Executive”).

WITNESSETH
WHEREAS, the Employer and the Executive entered into a Change in Control Agreement dated June 13, 2015 (as the same may be amended from time to time, the “Agreement”); and
WHEREAS, the Employer and the Executive desire to amend the Agreement as described herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Section 2(f) of the Agreement is hereby amended and restated in its entirety to read as follows:

If any benefit distributable under this Agreement would create an excise tax under the excess parachute rules of Code Section 280G, the Employer shall distribute to the Executive an additional amount (the “Gross-up”) equal to: the Executive’s excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus the Executive’s marginal income tax rate)). The Gross-up shall be paid in the same manner as the amounts described in Section 2(a).
2.In all other respects, the Agreement shall remain in full force and effect as amended hereby.

IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed this Amendment as of the date, month and year first above written.

ATTEST:	ORRSTOWN FINANCIAL SERVICES, INC.
/s/ Barbara E. Brobst	By: /s/ Joel R. Zullinger

ATTEST:	ORRSTOWN BANK
/s/ Barbara E. Brobst	By: /s/ Joel R. Zullinger

WITNESS:	EXECUTIVE
/s/ Barbara E. Brobst	/s/ Thomas R. Quinn, Jr.